EXHIBIT 99.1

Weyland Tech Shareholder Update on Year-End Results

Hong Kong., April 20, 2016 Weyland Tech Inc.. (OTC:WEYL) ("Weyland Tech" or the "Company"), a mobile applications provider, is providing shareholders with a financial update and a highlight of key accomplishments for the 2015 fiscal year ended December 31, 2015.

Service Revenue

Service Revenues were $ 2,553,992 and $2,483,811 for the twelve months ended December 31, 2015 and 2014, respectively.  The increase is due to the contribution from the CreateApp platform effective September 1, 2015.

Cost of Service

Cost of Service was $1,552,258 and $1,711,839 for the twelve months ended December 31, 2015 and 2014, respectively.  The slight reduction is due to lower costs of service in connection with the CreateApp platform effective September 1, 2015.

Operating Expenses

General and administrative expenses:  General and administrative expenses were $ 268,013 and $1,027,665 for the twelve months ended December 31, 2015 and 2014, respectively.  The decline is mainly due to the change in cost structure incorporating the CreateApp platform effective September 1, 2015 and a reduction in cost of service of the existing business.  Included in General and administrative expenses was Amortization of development costs capitalized of $ 83,333 (2104: Nil).

Net Income (Loss)

The Company had a net income of $733,721 for the twelve months ended December 31, 2015 as compared to a net loss of $255,693 for the twelve months ended December 31, 2014.  The increase in net income is primarily due to the material reduction in operating expenses related to the CreateApp platform effective September 1, 2015.

Additionally, the Company has recently applied for uplisting to the OTCBB market. It is expected that the uplisting will become effective within the next 30 days.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the mobile applications segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:

info@weyland-tech.com